UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 8, 2022

Commercial Vehicle Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 614-289-5360
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.1 per share	CVGI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Chief Financial Officer

On September 14, 2022, Christopher H. Bohnert, the Chief Financial Officer of Commercial Vehicle Group, Inc. (the “Company”), submitted his resignation of employment to the Company, to be effective on October 11, 2022. Mr. Bohnert’s resignation of employment was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c) Appointment of Chief Financial Officer

On September 8, 2022, the Company appointed Chung Kin Cheung (“Andy Cheung”) as Executive Vice President and Chief Financial Officer effective October 11, 2022.

Mr. Cheung, 47, has more than 25 years of global financial leadership experience at Johnson Controls, where he has been serving as Vice President & Chief Financial Officer of Global Products since December 2017. Prior to that, from October 2015 to November 2017, he was Chief Financial Officer of Johnson Controls Hitachi Air-Conditioning in Tokyo, Japan; from June 2014 to September 2015, he was VP of Finance, Joint Venture Formation in Tokyo, Japan. During 2010 to 2014, he held the positions of VP of Finance & IT, VP & General Manager, and VP of Procurement in the Asia Pacific automotive business. Previously, he held various internal audit and financial controllership positions with increasing responsibilities in USA, Belgium, China, and Japan. Mr. Cheung holds a Bachelor of Business Administration in Accounting from Hong Kong University of Science & Technology, Hong Kong, China, and a Master of Business Administration from the University of Chicago. Mr. Cheung is also a Certified Public Accountant (inactive status).

There are no family relationships between Mr. Cheung and any of the directors and executive officers of the Company, nor are there transactions in which Mr. Cheung has an interest requiring disclosure under Item 404(a) of Regulation S-K.

As part of Mr. Cheung’s appointment as Executive Vice President and Chief Financial Officer, the compensation committee of the board of directors approved compensation for Mr. Cheung, which will consist of a base salary of $450,000, a guaranteed 2022 bonus of at least $292,500, a discretionary annual bonus, in future years, targeted at 65% of his base salary under the Company’s annual bonus plan as may be in effect from time to time, and a signing incentive award valued at $540,000 made to him within 30 days of his start date denominated in the form of a one-time cash payment of $100,000, a stock grant valued at $220,000 that will vest ratably over three-years on December 31, 2023, 2024, and 2025, and a grant of performance shares valued at $220,000 that will cliff vest on December 31, 2024, The stock price for the signing incentive stock grant and performance share grant will be the closing price of CVGI shares on the grant date. The Company also agreed to reimburse Mr. Cheung for documented, reasonable and customary relocation expenses up to $135,000 incurred prior to the 2nd anniversary of his start date. Mr. Cheung will also receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the term of his employment for which employees are generally eligible and will be eligible to receive annual incentive awards under the Company’s then applicable Equity Incentive Plan. The foregoing description of the terms of the offer to Mr. Cheung is not complete, and is qualified in its entirety by reference to the full text of Mr. Cheung’s offer letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 8.01. Other Events.
On September 14, 2022, the Company issued a press release announcing the appointment of Executive Vice President and Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibit

Exhibit No.	Description

10.1	Andy Cheung Offer Letter dated September 8, 2022.
99.1	Company press release dated September 14, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

September 14, 2022	By:	/s/ Aneezal H. Mohamed
	Name:	Aneezal H. Mohamed
	Title:	Chief Legal Officer